EXHIBIT 99

Annual CEO Certification pursuant to NYSE Rule 303A.12(a)

Annual CEO Certification

(Section 303A.12(a))

As the Chief Executive Officer of Norfolk Southern Corporation, and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof, I am not aware of any violation by the Company of NYSE's Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed as an attachment hereto.*

By:	/s/ David R. Goode
Print Name:	David R. Goode
Title:	Chairman, President and Chief Executive Officer
Date:	May 24, 2004

* No violations of the New York Stock Exchange corporate governance listing standards were identified in the attachment.